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                                                                      EXHIBIT 21

                         Subsidiaries of the Registrant

         The Company's subsidiaries are the following:

                  American Wholesale Book Company, Inc., an Alabama corporation. American Internet Service, Inc., an Alabama corporation. Booksamillion.com, Inc., an Alabama corporation.
                  Faithpoint, Inc., an Alabama corporation.
                  NetCentral, Inc., a Tennessee corporation.